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                                                              Filing  fee:
                                                              Receipt  #:

                     RESTATED  ARTICLES  OF  INCORPORATION
                              (PURSUANT TO NRS 78)
                                 STATE OF NEVADA
                                Secretary of State


(For filing office use)                                  (For filing office use)
--------------------------------------------------------------------------------
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                                   ARTICLE 1.
                                      NAME
                                      ----

The name of the Corporation is:     CARLETON  VENTURES  CORP.


                                   ARTICLE 2.
                                 RESIDENT AGENT
                                 --------------

The designated resident agent for the Corporation and its street address in Nevada where process may be served is:

                               CANE & COMPANY, LLC
                   2300 West Sahara Avenue, Suite 500, Box 18
                            Las Vegas, Nevada  89102


                                   ARTICLE 3.
             NUMBER OF SHARES THE CORPORATION IS AUTHORIZED TO ISSUE
             -------------------------------------------------------

The aggregate number of shares that the Corporation will have authority to issue is One Hundred and Ten Million (110,000,000) shares, of which One Hundred Million (100,000,000) shares will be common stock, with a par value of $0.001 per share, and Ten Million (10,000,000) shares will be preferred stock, with a par value of $0.001 per share.

The Preferred Stock may be divided into and issued in series. The Board of Directors of the Corporation is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of Preferred Stock including, but not limited to the following:


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(a)     The  rate  of  dividend,  the  time  of  payment  of  dividends, whether dividends  are  cumulative,  and the date from which any dividends shall accrue;

(b) Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c) The amount payable upon shares in the event of voluntary or involuntary liquidation;

(d) Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(e) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(f) Voting powers, if any, provided that if any of the Preferred Stock or series thereof shall have voting rights, such Preferred Stock or series shall vote only on a share for share basis with the Common Stock on any matter, including but not limited to the election of directors, for which such Preferred Stock or series has such rights; and

(g) Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as the Board of Directors of the Corporation may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

The Corporation shall not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of Common Stock or other class of stock junior to the Preferred Stock as to dividends or upon liquidation) in respect of Common Stock, or other class of stock junior to the Preferred Stock, nor shall it redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of Preferred Stock for the current period (and in the case of cumulative dividends, if any, payable to holders of Preferred Stock for the current period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payment, in accordance with the terms of the Preferred Stock, as fixed by the Board of Directors.

In the event of the liquidation of the Corporation, holders of Preferred Stock shall be entitled to receive, before any payment or distribution on the Common
Stock or any other class of stock junior to the Preferred Stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such Preferred Stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such Preferred Stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets


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of the Corporation, nor any consolidation or merger of the Corporation, shall be deemed  to  be  a  liquidation  for  the  purposes  of  this  Article.


                                   ARTICLE 4.
                             PURPOSE OF CORPORATION
                             ----------------------

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under NRS 78.


                                   ARTICLE 5.
                       ACQUISITION OF CONTROLLING INTEREST
                       -----------------------------------

The  Corporation  elects not to be governed by NRS 78.378 to 78.3793, inclusive.


                                   ARTICLE 6.
                    COMBINATIONS WITH INTERESTED STOCKHOLDERS
                    -----------------------------------------

The  Corporation  elects  not to be governed by NRS 78.411 to 78.444, inclusive.


                                   ARTICLE 7.
                                  OTHER MATTERS
                                  -------------

No  other  matters.

                                   ARTICLE 8.
                  APPROVAL OF RESTATED ARTICLES BY SHAREHOLDERS
                  ---------------------------------------------

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment/restated articles is: 84.1%.


                                   ARTICLE 9.
                              OFFICERS' SIGNATURES
                              --------------------


/s/ Dennis Higgs                         /s/ Aileen Fehr
__________________________               ____________________________
DENNIS HIGGS,                            AILEEN FEHR,
PRESIDENT                                SECRETARY


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